Exhibit 10.21

MobileIron, Inc.

2015 Executive Bonus Plan

Effective: January 1, 2015

1. Purpose

The MobileIron, Inc. (the “Company”) 2015 Executive Bonus Plan (the “Bonus Plan”) is designed to provide equity-based incentive compensation to the Company’s executives. The Bonus Plan is designed to reward the participants for assisting the Company in achieving its operational goals through exemplary performance. The overarching intent in setting and achieving the goals is to build long-term stockholder value.

2. Bonus Plan Year

The Company’s fiscal year (which runs from January 1 through December 31 each year) will be the Bonus Plan Year.

3. Eligibility

All individuals who constitute the “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Section 16 Officers”), other than our Senior Vice President of Sales, are eligible to participate in the Bonus Plan (each a “Participant”). Participants hired in the middle of a Bonus Plan Year are eligible to participate; however, any bonus awarded to such Participant shall be prorated based on the number of days the Participant is employed by the Company during the Bonus Plan Year.

Participants who are otherwise eligible for participation in the Bonus Plan may not earn a bonus for the Bonus Plan Year then in effect if their employment with the Company terminates for any reason prior to the final day of the applicable Bonus Plan Year (i.e., December 31st).

4. Bonus Awards and Determinations

Each eligible Participant will be assigned a target bonus amount determined at the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or, in the case of the Chief Executive Officer, the Board of Directors of the Company (the “Target Bonus”). Target Bonuses for each Participant for this Bonus Plan Year are equal to 45% of the Participant’s 2015 annual base salary.

Each Participant’s Target Bonus will be based on the achievement by the Company of performance targets for gross billings and non-GAAP operating margin achieved in 2015, adjusted upward or downward to the extent that the Company exceeds or does not meet these targets. Bonus payments are conditioned on the Company achieving a minimum percentage threshold of these targets, and funding of the Bonus Plan will scale upward to the extent the Company exceeds these minimum percentages.  To the extent that the Company exceeds the performance targets for both gross billings and non-GAAP operating margin, Target Bonuses may be increased, subject to a cap of 115% of the Target Bonus, in the sole discretion of the Compensation Committee or the Board, as applicable. Bonuses are to be paid in unrestricted stock.

The Compensation Committee or, in the case of the Chief Executive Officer, the Board, will determine (in its sole and absolute discretion) what percentage of the corporate goals have been achieved, and award that percentage of the corporate portion of the Target Bonus.

The Board and the Compensation Committee retain the discretion to adjust awards based upon any other factors determined by the Board or the Compensation Committee, as applicable, to be relevant.

Bonuses are deemed earned as of the last day of the applicable Bonus Plan Year (December 31). As set forth in Section 3, Participants must be employed on the date bonuses are deemed earned to earn a bonus for that

Bonus Plan Year. Accordingly, any Participant whose employment terminates (for any reason) during the Bonus Plan Year and prior to December 31st will not be eligible for, and will not earn, a bonus for that Bonus Plan Year (including any partial or prorated bonus).

5. Payment of Awards

Any bonuses that are awarded will be paid no later than March 15th of the year following the Bonus Plan Year for which bonuses have been awarded. All bonuses shall be subject to standard deductions and withholdings.

6. Miscellaneous

This Bonus Plan may be amended, modified or terminated at any time by the Board or the Compensation Committee. It does not confer any rights upon a Participant to remain in service with the Company for any specific duration or otherwise restrict in any way the rights of the Company to terminate a Participant’s service with the Company for any reason, with or without cause or advance notice.

This Bonus Plan contains the entire agreement between the Company and its Participants on this subject, and supersedes all prior bonus compensation Bonus Plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or Bonus Plans.

This Bonus Plan shall be governed by and construed under the laws of the State of California.

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PARTICIPANT ACKNOWLEDGMENT

I have read and understand the provisions of this Bonus Plan and hereby accept its terms.

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